                                                                   Exhibit 11.01

                                 ONSALE, INC.
                       CALCULATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

                                                                  Three months ended        Nine months ended
                                                                     September 30,            September 30,
                                                                  -------------------       ------------------
                                                                    1997       1996          1997       1996
                                                                  -------     -------       -------    -------
Net income (loss)                                                 $  (583)    $   106       $  (757)   $   221
                                                                  =======     =======       =======    =======
Weighted average common and common equivalent shares:

Common stock                                                       16,782      12,179        16,155     12,179

Common stock equivalents from convertible preferred stock               -       1,704             -      1,704
 and warrants using the "if converted" method                           -           -             -          -

Common stock equivalents from stock options
 using the "treasury stock" method (1)                                  -       1,443             -      1,443
                                                                  -------     -------       -------    -------
Shares used in calculation of net income (loss) per share          16,782      15,326        16,155     15,326
                                                                  =======     =======       =======    =======

Net income (loss) per share                                       $ (0.03)    $  0.01       $ (0.05)   $  0.01
                                                                  =======     =======       =======    =======

        (1) Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, stock options issued subsequent to September 1995 have been included in the computation as if they were outstanding for all periods presented.